Exhibit 99.1

INDEX TO FINANCIAL STATEMENT

PAGE
Unaudited Balance Sheet as of March 3, 2022	F-2

Notes to Financial Statement	F-3

FG Merger Corp.
Balance Sheet
	March 1,	Pro Forma
	2022	Adjustments		As Adjusted
ASSETS	(audited)	(unaudited)		(unaudited)
Current assets
Cash	$1,287,780	$-		$1,287,780
Prepaid expenses	412,805			412,805
Total current assets	1,700,585	-		1,700,585

Cash held in trust account	71,750,000	10,762,500	(a)	82,512,500
TOTAL ASSETS	$73,450,585	$10,762,500		$84,213,085

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,322	$-		$3,322
Accrued offering costs	70,000			70,000
Total current liabilities	73,322	-		73,322

TOTAL LIABILITIES	$73,322	$-		$73,322

COMMITMENTS AND CONTINGENCIES
Common stock, $0.0001 par value, subject to possible redemption, 7,000,000 and 8,050,000 shares at redemption value, actual and adjusted, respectively	$71,750,000	$10,762,500	(b)	$82,512,500

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$-	$-		$-
Common stock, $0.0001 par value; 400,000,000 shares authorized; 2,102,500 and 2,107,750 shares issued and outstanding (excluding 7,000,000 and 8,050,000 shares subject to possible redemption), actual and as adjusted, respectively	210	105	(a)	211
		(105	)(b)
		1	(c)
Additional paid-in capital	1,634,052	10,762,395	(a)	1,634,051
		(10,762,395	)(b)
		(1	)(c)
Accumulated deficit	(6,999)			(6,999)
Total Stockholders' Equity	1,627,263	(0)		1,627,263
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$73,450,585	$10,762,500		$84,213,085

The accompanying notes are an integral part of the financial statement.

F-2

NOTE 1. CLOSING OF OVER-ALLOTMENT OPTION

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of FG Merger Corp. (the “Company”) as of March 1, 2022, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on March 3, 2022 as described below.

The Company consummated its initial public offering (the “IPO”) of 7,000,000 units (the “Units”) on March 1, 2022. Each Unit consists of one share of common stock and three-quarters of one redeemable warrant (“Public Warrant”). Each whole Public Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share.

In connection with the IPO, the underwriters were granted an option to purchase up to an additional 1,050,000 Units to cover over-allotments, if any. On March 2, 2022, the underwriters exercised the over-allotment in full, and the closing of the issuance and sale of the additional Units occurred on March 3, 2022. The total aggregate issuance by the Company of 1,050,000 additional over-allotment Units at a price of $10.00 per unit generated aggregate gross proceeds of $10,500,000, which were deposited into the trust account, along with an additional $0.25 per share for a total of $10,762,500 to keep the trust balance at $10.25 per share. Simultaneously, with the underwriters’ exercise of the over-allotment, the underwriters received an additional 5,250 Underwriter Units. The exercise of this over-allotment meant that 262,500 Founder Shares were no longer subject to forfeiture.

Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	To record sale of 1,050,000 over-allotment units at $10.00 per unit and additional funding into trust account to to keep the trust balance at $10.25 per share
	Trust account cash	$10,762,500
	Common Stock		$105
	APIC		$10,762,395
		$10,762,500	$10,762,500
(b)	To reclassify common stock out of permanent equity
	APIC	$10,762,395
	Common Stock	$105
	Common Stock subject to possible redemption		$10,762,500
		$10,762,500	$10,762,500

(c)	To record issuance of additional 5,250 units to underwriters upon full exercise of over-allotment option
	APIC	$1
	Common Stock		$1
		$1	$1

F-3